UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2006 (July 24, 2006)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

In connection with the termination of George Karabatsos, Vice President, Worldwide Sales and an executive officer of Overland Storage, Inc. (the “Company”), as discussed more fully in Item 1.02, the Company agreed to provide to Mr. Karabatsos the following principal severance benefits, upon the execution by Mr. Karabatsos of a waiver and release of claims in favor of the Company as of July 24, 2006, the effective date of his termination:

•                  a severance amount equal to ten (10) weeks of total compensation (base salary plus sales commission potential) at his most recent rate of pay ($350,000 per annum), less all applicable taxes, which amount, will be paid in one lump sum; and

•                  reimbursement of up to three months of COBRA premiums for health and dental insurance.

The summary of severance benefits set forth above is qualified in its entirety by reference to the Separation and General Release Agreement filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement.

On July 24, 2006, the Company gave notice to Mr. Karabatsos that, due to a changing industry and product line, Mr. Karabatsos’ employment with the Company was being terminated effective as of that date.

Such notice also constituted notice of the Company’s intent to terminate the Retention Agreement dated August 8, 2005 between Mr. Karabatsos and the Company.  Mr. Karabatsos is an “at-will” employee and the Company has the right to terminate Mr. Karabatsos’ employment at any time and for any reason.

Item 9.01.              Financial Statements and Exhibits.

(d)                                 Exhibits

99.1         Separation and General Release Agreement dated July 24, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: July 28, 2006		/s/ Vernon A. LoForti
	By:	Vernon A. LoForti
Vice President and CFO